                                                                    Exhibit 12.1


                             Williams Scotsman, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                              Six months ended
                                                            Fiscal Years Ended                                    June 30,
                                     -------------------------------------------------------------------   ----------------------
                                         1992          1993            1994         1995          1996         1996        1997
                                         ----          ----            ----         ----          ----         ----        ----
Earnings:
   Earnings from continuing
      operations before income
      taxes and extraordinary
      item                                (918)       (6,377)          1,772        7,422        15,175        4,187       1,918
   Fixed charges from below             22,400        22,322          19,468       23,353        26,755       12,949      16,920
                                       --------      --------       ---------    ---------     ---------     --------   --------
         Total earnings                 21,482        15,945          21,240       30,775        41,930       17,136      18,838
                                       --------      --------       ---------    ---------     ---------     --------    -------

Fixed Charges:
   Interest                             21,330        21,530          18,705       22,485        25,797       12,498      16,360
   Interest component of rent
      expense:
      Total rent expense                 3,210         2,375           2,288        2,605         2,875        1,353       1,681
      Portion considered interest
       expense                             33%           33%             33%          33%           33%          33%         33%
                                       --------      --------       ---------    ---------     ---------     --------    -------
      Interest component                 1,070           792             763          868           958          451         560
                                       --------      --------       ---------    ---------     ---------     --------    -------
      Total fixed charges               22,400        22,322          19,468       23,353        26,755       12,949      16,920
                                       --------      --------       ---------    ---------     ---------     --------    -------

Earnings to Fixed Charges                  1.0x          0.7x            1.1x         1.3x          1.6x         1.3x        1.1x
                                       =======       =======        ========     ========      ========      =======     =======

Excess Fixed Charges                       918         6,377            0.00         0.00          0.00         0.00        0.00
                                       =======       =======        ========     ========      ========      =======     =======